Exhibit 99.1
NEWS RELEASE

CONTACT:	Investor Relations	OR:
	Irvine Sensors Corporation 714-444-8718 investorrelations@irvine-sensors.com		BPC Financial Marketing John Baldissera 800-368-1217
IRVINE SENSORS RECEIVES NASDAQ NOTICE REGARDING STOCKHOLDERS’ EQUITY,
MARKET VALUE OF LISTED SECURITIES AND NET INCOME FROM CONTINUING
OPERATIONS
FOR IMMEDIATE RELEASE
     COSTA MESA, CALIFORNIA — February 20, 2008 — Irvine Sensors Corporation (NASDAQ: IRSN) today announced that it received a written notice from The Nasdaq Stock Market (“Nasdaq”) on February 14, 2008 indicating that the Company fails to comply with the minimum stockholders’ equity, market value and net income from continuing operations requirements for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(3) because the Company’s stockholders’ equity is below the Nasdaq minimum stockholders’ equity listing requirement of $2,500,000, the market value of the Company’s listed securities is below the Nasdaq minimum market value listing requirement of $35,000,000 and the Company’s net income from continuing operations is below the Nasdaq minimum listing requirement of $500,000 for the most recently completed fiscal year or two of the three most recently completed fiscal years. The Company has until February 29, 2008 to provide Nasdaq with a specific plan to achieve and sustain compliance with the Nasdaq Capital Market listing requirements, including the time frame for completion of such plan. The Company is preparing its plan for submittal to Nasdaq by the specified date. If the Nasdaq Staff determines that the Company’s plan does not adequately address the issues noted above, the Nasdaq Staff will provide written notice that the Company’s securities will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to delist its securities to a Nasdaq Listing Qualifications Panel.
     Irvine Sensors Corporation (www.irvine-sensors.com), headquartered in Costa Mesa, California, is a vision systems company engaged in the development and sale of miniaturized infrared and electro-optical cameras, image processors and stacked chip assemblies, the manufacture and sale of optical systems and equipment for military applications through its Optex subsidiary and research and development related to high density electronics, miniaturized sensors, optical interconnection technology, high speed network security, image processing and low-power analog and mixed-signal integrated circuits for diverse systems applications.
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